Exhibit 99.1

For Immediate Release

APPLERA RETAINS MORGAN STANLEY TO EXPLORE POTENTIAL

CORPORATE RESTRUCTURING

APPLERA BOARD INCREASES APPLIED BIOSYSTEMS STOCK

REPURCHASE AUTHORIZATION TO $1.2 BILLION

NORWALK, CT, August 8, 2007 – The Board of Directors of Applera Corporation announced two initiatives today related to its Applied Biosystems Group (NYSE:ABI) and Celera Group (NYSE:CRA).

The Board said it has retained Morgan Stanley to explore alternatives to its current tracking stock structure, including the possibility of creating two independent publicly traded companies in place of the two tracking stocks.

The Board also said it has increased to $1.2 billion the current authorization to repurchase shares of Applied Biosystems stock. At current market prices, that represents approximately 20 percent of the outstanding common stock, or double the current authorization. The company anticipates repurchasing $600 million of the shares as soon as practicable through a tender offer or accelerated share repurchase (ASR), with the balance to come from open market purchases or privately negotiated transactions over the next 12 to 18 months, subject to market conditions.

“We regularly review Applera’s corporate structure, and in view of Celera’s continued strong financial progress, we believe the time is now right to explore alternatives to our tracking stock structure, including the possibility of creating two independent publicly traded companies in place of the two tracking stocks,” said Tony L. White, Applera’s chairman, president and chief executive officer. “While the tracking stock structure has facilitated the interests of both Celera and Applied Biosystems, the evolution of our businesses makes it timely to explore the potential benefits of these businesses going their separate ways.”

Mr. White continued, “The substantial increase and acceleration of the Applied Biosystems share repurchase program reflects our confidence in its business outlook and our belief that its shares continue to be undervalued in the market. With Applied Biosystem’s strong cash position, the repurchases are an effective way to return value to shareholders.” Applera said under its previous share repurchase program it had purchased more than $1 billion of Applied Biosystems stock over the past four years.

About Applera Corporation

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. The Celera Group is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera maintains a strategic alliance with Abbott for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contacts:

Peter Dworkin (Applied Biosytems)

650.554.2479

David Speechly (Celera)

510.749.1853